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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File
            Reports Under Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                         Commission File Number 0-685

                            PETROLITE CORPORATION
            (Exact name of registrant as specified in its charter)

                             369 MARSHALL AVENUE
                          ST. LOUIS, MISSOURI  63119
                                (314) 961-3500
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       CAPITAL STOCK, WITHOUT PAR VALUE
           (Title of each class of securities covered by this Form)

                                     NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [x]           Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]           Rule 15d-6              [ ]
        Rule 12h-3(b)(1)(i)     [ ]

        Approximate number of holders of record as of the certification or notice date: one (1)

        Pursuant to the requirements of the Securities Exchange Act of 1934, Petrolite Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  July 2, 1997             BY:   /s/ Paul H. Hatfield
                                      ------------------------------
                                      Paul H. Hatfield
                                      President and Chief Executive Officer